Exhibit 99.1

Neuronetics Reports Third Quarter 2020 Financial and Operating Results

MALVERN, Pa., November 02, 2020 – Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced its financial and operating results for the third quarter of 2020.

Third Quarter 2020 Summary

•	Third quarter 2020 revenue was $12.4 million, compared to third quarter 2019 revenue of $16.0 million primarily due to the impact of the COVID-19 pandemic
•	Third quarter 2020 revenue increased 28% over the second quarter 2020
•	Third quarter 2020 operating expenses declined by 33%, or $5.9 million as compared to the third quarter of 2019 primarily as a result of cost reduction initiatives
•	Installed base was 1,143 systems, as of September 30, 2020, an increase of 11% over prior year period
•	Cash and cash equivalents were $50.7 million as of September 30, 2020

“We are very pleased with our performance during the third quarter. We saw a strong sequential rebound in the business, increasing total quarterly revenue 28% over the second quarter, and we made steady progress operationally with the restructuring of our commercial organization as well as the analysis of vast clinical datasets contained within our TrakStar system,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “Looking ahead, we will continue refining our long-term commercial strategy and strengthen our foundation during the fourth quarter to execute on that strategy in 2021. We have done a great job of building momentum in key areas of the business, including reimbursement, clinical data development, customer segmentation, and the development of a new indication strategy, which should complement the work we are doing with our commercial strategy to drive strong future performance.”

Third Quarter 2020 Financial and Operating Results

	Revenues by Geography
	Three Months ended September 30,
	2020	2019
	Amount	Amount	% Change
	(in thousands, except percentages)
United States	$12,029	$15,294	-21%
International	419	706	-41%
Total revenues	$12,448	$16,000	-22%

Total revenue for the third quarter of 2020 was $12.4 million, a decrease of 22% versus third quarter 2019 revenue of $16.0 million primarily as a result of the COVID-19 pandemic and the resulting governmental actions to limit the spread of the virus. During the quarter, total U.S. revenue declined by 21% and international revenue declined by 41% over the prior year quarter. On a sequential basis, total revenue increased 28% over the second quarter of 2020.

	United States Revenues by Product Category
	Three Months ended September 30,
	2020	2019
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$2,541	$4,616	-45%
Treatment sessions	9,083	10,252	-11%
Other	405	426	-5%
Total United States revenues	$12,029	$15,294	-21%

	United States NeuroStar Advanced Therapy System Revenues by Type Three Months ended September 30,
	2020	2019
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Capital	$2,438	$4,264	-43%
Operating lease	88	185	-52%
Other	15	167	-91%
Total U.S. NeuroStar Advanced Therapy System revenues	$2,541	$4,616	-45%

U.S. NeuroStar Advanced Therapy System revenue for the third quarter of 2020 was $2.5 million, a decrease of 45% versus third quarter 2019 revenue of $4.6 million. The decrease was primarily driven by a lower number of NeuroStar systems sold in the quarter as many prospective customers limited access to their offices in response to the COVID-19 pandemic. In the quarter, the Company sold 39 systems, down from 68 systems in the third quarter of 2019. On a sequential basis, U.S. NeuroStar Advanced Therapy System revenue increased 10% over the second quarter of 2020.

As of September 30, 2020, the installed base in the U.S. was 1,143 systems. This represents an increase of 111 units, or 11%, over the installed base as of September 30, 2019.

U.S. treatment session revenue for the third quarter of 2020 was $9.1 million, a decrease of 11% versus third quarter 2019 revenue of $10.3 million. The decrease was primarily driven by a reduction in per click treatment session volume during the quarter as a result of COVID-19. On a sequential basis, U.S. treatment session revenue increased 39% over the second quarter of 2020.

Gross margin for the third quarter of 2020 was 78.7% compared to third quarter 2019 gross margin of 73.9%. The increase was primarily a result of a change in the product mix of revenues versus the prior year as well as reduced field service expenses.

Operating expenses during the third quarter of 2020 were $12.2 million, a decrease of $5.9 million compared to $18.1 million in the third quarter of 2019. The decrease was primarily due to reduced sales and marketing expenses as well as reduced research and development costs.

Net loss for the third quarter of 2020 was $(3.4) million, or $(0.18) per share, as compared to third quarter 2019 net loss of $(6.9) million, or $(0.37) per share. Net loss per share was based on 18,890,364 and 18,507,558 weighted-average ordinary shares outstanding for the third quarters of 2020 and 2019, respectively.

EBITDA for the third quarter of 2020 was $(2.2) million as compared to the third quarter of 2019 EBITDA of $(5.6) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $50.7 million as of September 30, 2020. This compares to cash and cash equivalents of $82.4 million as of September 30, 2019 and $75.7 million as of December 31, 2019.

Business Outlook

For the full year 2020, the Company expects total revenue to be in the range of $46.7 to $47.2 million, which implies a revenue range for the fourth quarter of 2020 of $13.0 to $13.5 million.

For the full year 2020, the Company expects total operating expenses to be in the range of $59.0 to $61.0 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on November 2, 2020 beginning at 4:30 p.m. Eastern Time. Investors interested in listening to the conference call on your telephone should dial (877) 472-8990 for United States callers or +1 (629) 228-0778 for international callers and reference confirmation code 1872153, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at ir.neuronetics.com. The replay will be available on the Company's website for approximately 60 days.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood.  The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode.  NeuroStar is also available in other parts of the world, including Japan, where it is listed under Japan’s national health insurance.  Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for upcoming quarter and fiscal year 2020, including with respect to revenue, gross margins, operating expense, the level of new system sales, utilization levels and any specific projections provided; the Company’s expectations regarding domestic and international growth opportunities, additional indications and the build out of its NeuroStar Advanced Therapy System platform; expectations or beliefs regarding future events, potential markets or market size, and technological developments; and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of COVID-19 on general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID-19, such as travel bans, shelter in place orders and third-party business closures and the related impact on resource allocations, manufacturing and supply chains and patient access to commercial products; the Company’s ability to execute its business continuity, operational and budget plans in light of the COVID-19 outbreak; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of the Company’s salesforce; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov.  These forward-looking statements are based on the Company's expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company's expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Gina Kent

Vault Communications

610-455-2763

gkent@vaultcommunications.com

NEURONETICS, INC.

Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues	$12,448	$16,000	$33,665	$45,300
Cost of revenues	2,657	4,192	7,791	11,170
Gross Profit	9,791	11,808	25,874	34,130
Operating expenses:
Sales and marketing	6,053	10,362	24,926	31,477
General and administrative	4,210	4,285	13,508	13,145
Research and development	1,952	3,489	7,089	9,499
Total operating expenses	12,215	18,136	45,523	54,121
Loss from Operations	(2,424)	(6,328)	(19,649)	(19,991)
Other (income) expense:
Interest expense	1,002	930	3,511	2,780
Loss on extinguishment of debt	-	-	924	-
Other expense (income), net	(8)	(391)	(288)	(1,281)
Net Loss	$(3,418)	$(6,867)	$(23,796)	$(21,490)

Net loss per share of common stock outstanding, basic and diluted	$(0.18)	$(0.37)	$(1.27)	$(1.17)
Weighted-average common shares outstanding, basic and diluted	18,890	18,508	18,773	18,296

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$50,719	$75,708
Accounts receivable, net	5,564	6,569
Inventory	3,779	2,775
Current portion of net investments in sales-type leases	1,626	880
Current portion of prepaid commission expense	850	689
Prepaid expenses and other current assets	2,662	1,830
Total current assets	65,200	88,451
Property and equipment, net	787	1,107
Operating lease right-of-use assets	3,515	3,796
Net investments in sales-type leases	2,255	1,730
Prepaid commission expense	4,688	3,779
Other assets	1,894	1,305
Total Assets	$78,339	$100,168
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,368	$4,625
Accrued expenses	6,171	9,031
Deferred revenue	2,115	2,228
Current portion of operating lease liabilities	585	559
Current portion of long-term debt, net	34,542	11,250
Total current liabilities	45,781	27,693
Long-term debt, net	-	19,898
Deferred revenue	1,863	2,106
Operating lease liabilities	3,217	2,619
Total Liabilities	50,861	52,316
Stockholders’ Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding at September 30, 2020 and December 31, 2019	-	-
Common stock, $0.01 par value: 200,000 shares authorized; 18,959 and 18,645 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	189	186
Additional paid-in capital	301,172	297,753
Accumulated deficit	(273,883)	(250,087)
Total Stockholders' Equity	27,478	47,852
Total Liabilities and Stockholders’ Equity	$78,339	$100,168

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Nine Months ended September 30,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(23,796)	$(21,490)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	741	765
Share-based compensation	2,888	2,458
Non-cash interest expense	1,113	555
Cost of rental units purchased by customers	150	144
Loss on extinguishment of debt	622	-
Changes in certain assets and liabilities:
Accounts receivable, net	1,005	(1,933)
Inventory	(1,004)	(455)
Net investment in sales-type leases	(1,271)	(1,774)
Leasehold reimbursement	875	-
Prepaid commission expense	(1,070)	(2,907)
Prepaid expenses and other assets	(1,263)	183
Accounts payable	(2,340)	10
Accrued expenses	(2,981)	80
Deferred revenue	(356)	285
Net Cash Used in Operating Activities	(26,687)	(24,079)
Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(615)	(454)
Net Cash Used in Investing Activities	(615)	(454)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	41,360	-
Repayment of long-term debt	(38,860)	-
Payments of debt issuance costs	(721)	-
Proceeds from exercises of stock options	534	2,320
Net Cash Provided by Financing Activities	2,313	2,320
Net Decrease in Cash and Cash Equivalents	(24,989)	(22,213)
Cash and Cash Equivalents, Beginning of Period	75,708	104,583
Cash and Cash Equivalents, End of Period	$50,719	$82,370

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be construed as a substitute for, or superior to, GAAP net loss.  However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business.  Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends.  The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2020	2019	2020	2019
EBITDA Reconciliation	(in thousands)		(in thousands)
Net loss	$(3,418)	$(6,867)	$(23,796)	$(21,490)
Interest expense	1,002	930	3,511	2,780
Income taxes	-	-	-	-
Depreciation and amortization	207	308	741	765
EBITDA	$(2,209)	$(5,629)	$(19,544)	$(17,945)